Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES OR IN OR INTO ANY OTHER JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OR BREACH OF ANY APPLICABLE LAW.

PLEASE SEE THE IMPORTANT NOTICE AT THE END OF THIS ANNOUNCEMENT.

Kennedy Wilson Europe Real Estate Plc
Publication of a Supplement to the Euro Medium Term Note Programme Base Prospectus

19 May 2016

Kennedy Wilson Europe Real Estate Plc ("KWE") announces that it has today published a second supplement dated 19 May 2016 (the "Supplement") to the base prospectus dated 5 November 2015 (together with the supplement to the base prospectus dated 22 March 2016, the "Base Prospectus") relating to KWE's £2,000,000,000 Euro Medium Term Note Programme (the "Programme"). Under the Programme, KWE may issue, from time to time, up to £2,000,000,000 of various types of debt securities in certain markets and currencies.
The Supplement, which has been prepared by KWE in connection with the Programme, has been approved by the UK Listing Authority and is available for viewing.
To view the full Supplement, please copy and paste the following URL into the address bar of your browser:
http://www.rns-pdf.londonstockexchange.com/rns/7269Y_-2016-5-19.pdf
Certain parts of KWE's Q1-16 Business Update dated 5 May 2016 (the "Q1-16 Business Update") are, by virtue of the Supplement, incorporated into and form part of the Base Prospectus.  To view the full Q1-16 Business Update, please copy and paste the following URL into the address bar of your browser:
http://www.rns-pdf.londonstockexchange.com/rns/7269Y_1-2016-5-19.pdf

A copy of the Supplement will also be submitted to the National Storage Mechanism and will shortly be available for inspection at: www.morningstar.co.uk/uk/NSM
For further information, please contact:
Investors
Juliana Weiss Dalton
44 (0) 20 7479 7429
JWeissDalton@kennedywilson.eu

Press
Dido Laurimore/ Richard Sunderland/ Tom Gough
+44 (0) 20 3727 1000
kennedywilson@fticonsulting.com

IMPORTANT NOTICE

Please note that the information contained in the Supplement and the Base Prospectus may be addressed to and/or targeted at persons who are residents of particular countries only and is not intended for use and should not be relied upon by any person outside these countries.  Prior to relying on the information contained in the Base Prospectus and the Supplement, you must ascertain whether or not you are part of the intended addressees of the information contained therein.

Your right to access this service is conditional upon complying with the above requirement.

This announcement does not constitute an offer, an invitation or a solicitation for any investment or subscription for the shares or any other securities of KWE.

KWE is regulated in Jersey by the Jersey Financial Services Commission (the "JFSC") as a listed fund pursuant to the Jersey Listed Fund Guide published by the JFSC and the Collective Investment Funds (Jersey) Law 1988. The JFSC does not take any responsibility for the financial soundness of KWE or the correctness of any statement made or expressed in this announcement. The JFSC is protected by the Collective Investment Funds (Jersey) Law 1988 against any liability arising from the discharge of functions under that law. The JFSC is also protected by the Financial Services (Jersey) Law 1998 against liability from the discharge of its functions under that law.